UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14D-9
SOLICITATION/ RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

Onyx Software Corporation
(Name of Subject Company)
Onyx Software Corporation
(Name of Person(s) Filing Statement)
Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
683402200
(CUSIP Number of Class of Securities)

Janice P. Anderson
President, Chief Executive Officer and Chairman of the Board
Onyx Software Corporation
1100 112th Avenue NE, Suite 100
Bellevue, Washington 98004-4504
(425) 451-8060
(Name, Address, and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)
Copies To:
Alan C. Smith, Esq.
Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, Washington 98104
(206) 839-4300
     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Purpose of Amendment
     The purpose of this amendment is to supplement the information contained in Item 8 in the Solicitation/ Recommendation Statement on Schedule 14D-9 previously filed by Onyx Software Corporation (“Onyx”) on July 17, 2006.
Item 8. Additional Information
     Item 8 is hereby amended and supplemented by the addition of the following new paragraph:
     Litigation Matters. On July 17, 2006, CDC Corporation (“CDC”) and CDC Software Acquisition Corp. filed a suit in the Washington Superior Court in King County against Onyx, Onyx’s directors, M2M Holdings, Inc. and Orion Acquisition Corporation asserting claims for breaches of fiduciary duty by members of Onyx’s board of directors in connection with Onyx’s response to CDC’s offers to acquire Onyx, including the tender offer commenced by CDC on July 12, 2006 (the “Offer”), and Onyx’s approval of the merger agreement it executed with M2M Holdings, Inc. (“M2M”) and Orion Acquisition Corporation (the “M2M Merger Agreement”). The plaintiffs seek injunctive and declaratory relief, including a court order requiring the Onyx directors to “properly” consider, evaluate and support CDC’s Offer; rescission and enjoinment of enforcement of the M2M Merger Agreement; an injunction enjoining Onyx, Onyx’s directors and Orion Acquisition Corporation from taking any action to impede, thwart, frustrate or interfere with, or that has the effect of impeding, thwarting, frustrating or interfering with, CDC’s Offer, including any actions designed or intended to pursue the M2M Merger Agreement; an injunction preventing M2M, its employees, agents and all persons acting on its behalf from aiding any breach of fiduciary duties by Onyx’s directors and an award of costs connected with the suit, including reasonable attorneys’ fees. Onyx intends to vigorously defend itself. The foregoing description is qualified in its entirety by reference to Exhibit (a)(4) hereto.
Item 9. Exhibits.
     Item 9 is hereby amended, supplemented and restated in its entirety as follows:

Exhibit No.	Document
(a)(1)	Press release issued by Onyx on July 17, 2006*
(a)(2)	Cover letter to shareholders*
(a)(3)	Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc. (filed with the SEC on June 29, 2006 and incorporated by reference)
(a)(4)	Complaint titled CDC Corporation and CDC Software Acquisition Corp. v. Onyx Software Corporation, Janice P. Anderson, Charles M. Boesenberg, Teresa A. Dial, William B. Elmore, William Porter, Daniel R. Santell, Robert M. Tarkoff, M2M Holdings, Inc. and Orion Acquisition Corporation, filed on July 17, 2006 in the Superior Court of Washington for King County
(e)(1)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A filed April 28, 2006 relating to the Onyx 2006 Annual Meeting of Shareholders
(e)(2)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc.
(e)(3)	Employment Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(4)	First Amendment to Employment Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed January 26, 2005)
(e)(5)	Second Amendment to Employment Agreement dated July 11, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed July 14, 2005)
(e)(6)	Third Amendment to Employment Agreement made and entered into as of March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed March 17, 2006)

Exhibit No.	Document
(e)(7)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(8)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(9)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.4 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(10)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.5 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(11)	Stock Option Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed January 26, 2005)
(e)(12)	Stock Award Agreement dated March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed March 17, 2006)
(e)(13)	Employment Agreement dated September 20, 2004 between Onyx and Jack Denault (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed November 1, 2004)
(e)(14)	Employment Agreement dated March 16, 2005 between Onyx and Robert J. Chamberlain (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed March 16, 2005)
(e)(15)	1998 Stock Incentive Compensation Plan as amended and restated on March 21, 2003 (incorporated by reference to exhibit 10.5 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2003)
(e)(16)	Rights Agreement dated October 25, 1999 between Onyx and ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated by reference to exhibit 2.1 to Onyx’s Registration Statement on Form 8-A12G filed October 28, 1999)
(e)(17)	Amendment No. 1 to Rights Agreement dated March 5, 2003 between Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 4.1 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2002)
(e)(18)	Amendment No. 2 to Rights Agreement dated June 5, 2006 between the Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 6, 2006)
(e)(19)	Support Agreement dated June 5, 2006 among the shareholders listed on the signature pages thereto, Onyx and M2M Holdings, Inc. (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 6, 2006)
(g)	Inapplicable

__________

*	Previously filed as an exhibit to Onyx’s Schedule 14D-9 filed with the SEC on July 17, 2006.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ONYX SOFTWARE CORPORATION
By:	/s/ Janice P. Anderson
Janice P. Anderson
Chief Executive Officer and Chairman of the Board

Date: July 18, 2006

EXHIBIT INDEX

Exhibit No.	Document
(a)(1)	Press release issued by Onyx on July 17, 2006*
(a)(2)	Cover letter to shareholders*
(a)(3)	Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc. (filed with the SEC on June 29, 2006 and incorporated by reference)
(a)(4)	Complaint titled CDC Corporation and CDC Software Acquisition Corp. v. Onyx Software Corporation, Janice P. Anderson, Charles M. Boesenberg, Teresa A. Dial, William B. Elmore, William Porter, Daniel R. Santell, Robert M. Tarkoff, M2M Holdings, Inc. and Orion Acquisition Corporation, filed on July 17, 2006 in the Superior Court of Washington for King County
(e)(1)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A filed April 28, 2006 relating to the Onyx 2006 Annual Meeting of Shareholders
(e)(2)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc.
(e)(3)	Employment Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(4)	First Amendment to Employment Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed January 26, 2005)
(e)(5)	Second Amendment to Employment Agreement dated July 11, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed July 14, 2005)
(e)(6)	Third Amendment to Employment Agreement made and entered into as of March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed March 17, 2006)
(e)(7)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(8)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(9)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.4 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(10)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.5 to Onyx’s Current Report on Form 8-K filed June 9, 2004)
(e)(11)	Stock Option Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed January 26, 2005)
(e)(12)	Stock Award Agreement dated March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed March 17, 2006)
(e)(13)	Employment Agreement dated September 20, 2004 between Onyx and Jack Denault (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed November 1, 2004)
(e)(14)	Employment Agreement dated March 16, 2005 between Onyx and Robert J. Chamberlain (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed March 16, 2005)
(e)(15)	1998 Stock Incentive Compensation Plan as amended and restated on March 21, 2003 (incorporated by reference to exhibit 10.5 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2003)

Exhibit No.	Document
(e)(16)	Rights Agreement dated October 25, 1999 between Onyx and ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated by reference to exhibit 2.1 to Onyx’s Registration Statement on Form 8-A12G filed October 28, 1999)
(e)(17)	Amendment No. 1 to Rights Agreement dated March 5, 2003 between Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 4.1 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2002)
(e)(18)	Amendment No. 2 to Rights Agreement dated June 5, 2006 between the Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 6, 2006)
(e)(19)	Support Agreement dated June 5, 2006 among the shareholders listed on the signature pages thereto, Onyx and M2M Holdings, Inc. (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 6, 2006)
(g)	Inapplicable

__________

*	Previously filed as an exhibit to Onyx’s Schedule 14D-9 filed with the SEC on July 17, 2006.